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FOUNDED 1866

Exhibit 8.1

October 24, 2013

Appalachian Power Company Appalachian Consumer Rate Relief Funding LLC 1 Riverside Plaza Columbus, Ohio 43215

Re:	Appalachian Consumer Rate Relief Funding LLC

Ladies and Gentlemen:

We have acted as special counsel to Appalachian Power Company (“APCo”) and Appalachian Consumer Rate Relief Funding LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of the Registration Statement filed on Form S-3 (Registration Nos. 333-191392 and 333-191392-01) filed on September 26, 2013 and as amended by Amendment No. 1 filed October 24, 2013 (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of up to $[__] of consumer rate relief bonds (the “Consumer Rate Relief Bonds”) of the Company to be offered in such manner as described in the form of the prospectus (the “Prospectus”) included as part of the Registration Statement.  The Consumer Rate Relief Bonds are to be issued under an Indenture (the “Indenture”) between the Company and U.S. Bank National Association, a national banking association, as indenture trustee (the “Indenture Trustee”).

We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed authorization, issuance and sale of the Consumer Rate Relief Bonds.  We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and other instruments, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this letter.  In rendering the opinions expressed in this letter, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of any copies thereof submitted to us for examination.  As to any facts material to the opinions expressed herein that we have not

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October 24, 2013

independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company or others.

Based upon the foregoing, it is our opinion that for U.S. federal income tax purposes, (1) the Company will not be treated as a taxable entity separate and apart from APCo and (2) the Consumer Rate Relief Bonds will be treated as debt of APCo.

Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences regarding the transaction referred to above or any other transaction. This opinion is rendered as of the date hereof and is based on the current provisions of the Internal Revenue Code and the Treasury regulations issued or proposed thereunder, Revenue Rulings, Revenue Procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time.  Any change could apply retroactively and modify the legal conclusions upon which our opinions are based.  This opinion is rendered as of the date hereof and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, that may be brought to our attention at a later date.

We are furnishing this opinion to you solely in connection with the issuance of the Consumer Rate Relief Bonds described above, and this opinion is not to be relied on, circulated, quoted or otherwise referred to for any other purpose. However, we hereby consent to (i) the posting of a copy of this letter to an internet website required under Rule 17g-5 under the Exchange Act and maintained by APCo solely for the purpose of complying with such rule and (ii) the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the Prospectus under the section captioned "Prospectus Summary— Federal Income Tax Status,” the Prospectus under the section captioned "Material U.S. Federal Income Tax Consequences,” the Prospectus under the section captioned "Legal Matters,” and the Prospectus Supplement under the section captioned "Material U.S. Federal Income Tax Consequences.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the related rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP